EXHIBIT 10.26

AMENDMENT ONE TO THE

1995 DIVIDEND INCREASE UNIT PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment One to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership, as amended and restated effective October 1, 1999 (“Plan”), is hereby adopted this 1st day of June, 2000 by Duke Realty Services Limited Partnership (“Partnership”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Partnership adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the board of directors of Duke Services, Inc. (“Board of Directors”) and the Executive Compensation Committee of the board of directors of Duke-Weeks Realty Corporation (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend Section 3.2 of the Plan to permit Participants who retire on or after attaining age fifty-five (55) to exercise their awards at any time over the remaining term thereof and, with respect to Units granted on or after July 1, 2000, to eliminate the requirement that a Unit be exercised only after a corresponding stock option is exercised and to reduce the value of a Unit by the out-of-the-money value of a corresponding stock option; and

WHEREAS, the Committee has approved and authorized this Amendment One to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 5.1 of the Plan, the Plan is hereby amended, effective with respect to all options outstanding as of June 1, 2000 and all options granted after that date, unless otherwise stated herein, in the following particulars:

1.                             By substituting the following for Section 3.2(a) of the Plan:

“(a)         Vesting of Units:  A Participant must be vested in a Unit in order for that Unit to be exercised.  For this purpose, the Committee will specify the vesting schedule for each Unit it grants at the time of the grant. In addition, the Committee may, in its sole discretion, amend such schedule in a manner which causes those Units previously granted under the Plan to vest under a more rapid schedule.  Provided, however, the Committee shall not amend such schedule to provide for the slower vesting of Units previously granted under the Plan. Notwithstanding the foregoing, a Participant will, as of the date of a Change in Control of the Company or his termination of employment due to Permanent and Total Disability, retirement on or after attaining age fifty-five (55) or death, become fully vested in all Units that have been granted to him.”

1.                             By substituting the following for Section 3.2(c) of the Plan, effective with respect to Units granted on or after July 1, 2000:

“(c)         Prior Exercise of Stock Options.  The provisions of this subsection (c) shall apply to Units granted before July 1, 2000; Units granted on or after July 1, 2000 may be exercised without regard to whether a stock option granted under the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (the “Stock Option Plan”) on the same date on which the Units were granted (“Corresponding Stock Option”) is exercised on the same date on which the Units were granted.

Units may be exercised only to the extent that the same or a greater number of shares of the Company’s common stock have been acquired by the Participant through the exercise of a Corresponding Stock Option.  Such acquisition may have been prior to or simultaneous with the exercise of such Units. For example, if a Participant was granted an option under the Stock Option Plan to acquire five hundred (500) shares of the Company’s stock on the same date he was granted two hundred (200) Units under the Plan, the Participant may not exercise the two hundred (200) Units granted hereunder until he has acquired at least two hundred (200) shares of stock under that Corresponding Stock Option. Thus, if the Participant has acquired (or simultaneously acquires with his exercise of the Units) one hundred (100) shares under that Corresponding Stock Option, he may at any time on or after the date of such acquisition exercise up to one hundred (100) Units hereunder, as long as all the other Plan conditions and limitations have been satisfied with respect to such exercise, including the satisfaction by the Participant of the vesting requirements applicable to the Units desired to be exercised. An option granted under the Stock Option Plan on a date other than the date on which the Units were granted hereunder is not a Corresponding Stock Option and the exercise thereof may not be used as a basis for the exercise of such Units.”

1.                             By substituting the following for Section 3.2(e) of the Plan:

“(e)         Termination of Employment.  All rights to exercise a Unit shall terminate ninety (90) days after the effective date of the Participant’s termination of employment with the Partnership and its Affiliates, but not later than the date the Unit expires pursuant to its terms, unless such termination is For Cause or is on account of the Permanent and Total Disability, death or retirement of the Participant on or after attaining age fifty-five (55). Transfer of employment from the Partnership to an Affiliate, or vice versa, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this subsection (e).

If a Participant’s employment terminates due to Permanent and Total Disability or death, his right to exercise his Units shall expire one (1) year after his termination of employment (but not later than the date the Unit expires pursuant to its terms). During such period, subject to the limitations of this Plan and the Unit grant, the Participant, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise his Units in full.

If a Participant’s employment terminates due to retirement on or after attaining age fifty-five (55), the Participant shall have the right to exercise his Units at any time during the remaining term thereof.  During such period, subject to the limitations of this Plan and the Unit grant, the Participant may exercise his Units in full.  If the Participant dies during such period, the right to exercise the Units shall continue until the date the Unit expires pursuant to its terms.”

1.                             By substituting the following for Section 3.2(h) of the Plan:

“(h)         Committee Discretion to Extend Time for Exercising Unit.  If a Participant’s employment terminates for any reason other than (i) retirement on or after attaining age fifty-five (55), or (ii) For Cause, the Committee may, in its sole discretion, grant an extension of the periods of time specified in subsection (e) for exercising Units, but not later than the date the Unit expires pursuant to its terms.  During such extended period, subject to the limitations of this Plan and any grant letter which evidences the Company’s grant of the Units to the Participant, the Participant, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise the Units in full.

1.                             By substituting the following for Section 3.2(i) of the Plan:

“(i)          Committee Discretion to Waive Requirement of Prior Exercise of Stock Options.

(1) This Paragraph (1) shall apply only to Units issued before July 1, 2000.  Notwithstanding the provisions of Section 3.2(c), if a Participant desires to exercise Units but has not yet acquired the same or a greater number of shares of the Company’s common stock through the exercise of options granted under the Stock Option Plan on the same date on which the Units were granted (the “Corresponding Stock Options”), the Committee shall have the discretion to waive the requirement that the Corresponding Stock Options be exercised provided that:

(i)    The exercise price of the Corresponding Stock Options is more than the Per Share Value as of the date on which the Unit is exercised;

(ii)   Pursuant to an amendment to the applicable stock option agreement(s), the Participant forfeits all of his or her rights to the Corresponding Stock Options in an amount which is equal to the number of Units exercised; and

(iii)  The value of each Unit exercised, as otherwise determined under Section 3.3, is reduced, on a dollar-for-dollar basis, by the excess of the per share exercise price of the Corresponding Stock Options over the Per Share Value on the date on which the Unit is exercised.

(2) This Paragraph (2) shall apply only to Units issued on or after July 1, 2000.  In the event a Participant exercises a Unit without acquiring the same or a greater number of shares of the Company’s common stock through the exercise of Corresponding Stock Options and on such date the exercise price of the Corresponding Stock Options is more than the Per Share Value, then the value of each Unit exercised, as otherwise determined under Section 3.3, shall be reduced, on a dollar-for-dollar basis, by the excess of the per share exercise price of the Corresponding Stock Options over the Per Share Value on the date on which the Unit is exercised.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Services Limited Partnership has executed this Amendment One to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (as Amended and Restated Effective October 1, 1999) this 1st day of June, 2000, but effective as of the dates specified herein.